SUB-ADVISORY AGREEMENT

Agreement dated as of January 23, 2014, between Context Capital Advisers, LLC ("Context Capital"), a Delaware Limited Liability Company, and Kellner Private Fund Management, LP ("Sub-Adviser"), a Delaware Limited Partnership (the "Agreement").

RECITALS

(1) Context Capital has entered into a Management Agreement dated as of January 21, 2014, ("Management Agreement"), with Context Capital Funds (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to Context Alternative Strategies Fund (the "Fund"); and

(2) Context Capital is authorized to retain one or more sub-advisers to furnish certain investment advisory services to Context Capital and the Fund;

(3) Context Capital desires to retain the Sub-Adviser to furnish certain investment advisory services to Context Capital and the Fund or a designated portion of the assets ("Segment") of the Fund; and

(4) The Sub-Adviser is willing to furnish such services;

Now therefore, in consideration of the premises and mutual covenants herein contained, Context Capital and the Sub-Adviser agree as follows:

1. Appointment. Context Capital hereby appoints the Sub-Adviser as an investment sub-adviser with respect to the Fund or Segment for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts that appointment and agrees to render the services herein set forth, for the compensation herein provided.

2. Duties as Sub-Adviser.

(a) Subject to the supervision and direction of the Trust's Board of Trustees (the "Board") and review by Context Capital, and any written guidelines adopted by the Board or Context Capital, the Sub-Adviser will provide a continuous investment program for the Fund or Segment, including investment research and discretionary management with respect to all securities and investments and cash equivalents in the Fund or Segment. The Sub-Adviser will determine from time to time what investments will be purchased, retained or sold by the Fund or Segment. The Sub-Adviser will be responsible for placing purchase and sell orders for investments and for other related transactions for the Fund or Segment. The Sub-Adviser understands that the Fund's assets need to be managed so as to permit the Fund to qualify or to continue to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended ("Code"). The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 1940 Act, and any amendments or supplements thereto ("Registration Statement"). The Sub-Adviser, on each business day, shall provide Context Capital and the Trust's custodian such information as Context Capital and the Trust's custodian may reasonably request relating to all transactions concerning the Fund or Segment.

Context Capital hereby designates and appoints the Sub-Adviser as its and the Fund's limited purpose agent and attorney-in-fact, without further prior approval of Context Capital (except as expressly provided for herein or as may be required by law) to make and execute, in the name and on behalf of the Fund, all agreements, instruments and other documents and to take all such other action which the Sub-Adviser considers necessary or advisable to carry out its duties hereunder. By way of example and not by way of limitation, in connection with any purchase for the Fund or Segment of securities or instruments that are not registered under the U.S. Securities Act of 933, as amended (the "Securities Act"), the Sub-Adviser shall have the full power and authority, among other things, to: (i) commit to purchase such securities for the Fund on the terms and conditions under which such securities are offered; (ii) execute such account opening and other agreements, instruments and documents (including, without limitation, purchase agreements, subscription documents, ISDA and other swap and derivative documents), and make such commitments, as may be required in connection with the purchase and sale of such securities or instruments; (iii) represent that the Fund is an "accredited investor" as defined in Rule so (a) of Regulation D under the Securities Act; and (iv) commit that such securities will not be offered or sold by the Fund except in compliance with the registration requirements of the Securities Act or an exemption therefrom. This power-of-attorney is a continuing power-of-attorney and shall remain in full force and effect until revoked by Context Capital or the Trust in writing, but any such revocation shall not affect any transaction initiated prior to receipt by the Sub-Adviser of such notice.

When investing in non-US securities, the Sub-Advisor is responsible for identifying and complying with all applicable laws and regulations of the jurisdiction in which the security is traded. The Sub-Advisor shall use the degree of care, diligence and skill that a reasonably prudent investment manager would exercise under the circumstances not to establish or add to existing positions in securities that are subject to any applicable foreign ownership limits or levels ("FOL") at a time when it is reasonably foreseeable that such purchases will have to be sold due to FOL limits or levels.

(b) The Sub-Adviser agrees that it will not consult with any other sub-adviser ("Other Sub-Adviser") for the Trust or Fund concerning any transaction by the Fund or Segment in securities or other assets, including (i) the purchase by the Fund or Segment of a security issued by the Other Sub-Adviser, or an affiliate of the Other Sub-Adviser, to the Trust or Fund except as permitted by the 940 Act or (ii) transactions by the Fund or Segment in any security for which the Other Sub-Adviser, or its affiliate, is the principal underwriter.

The Sub-Adviser will provide services under this Agreement in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's currently effective registration statement under the 940 Act, and any amendments or supplements thereto ("Registration Statement"), and in accordance with Annex A attached hereto.

(c) Unless otherwise instructed by Context Capital or the Trust, the Sub-Adviser agrees that it will be responsible for voting proxies of issuers of securities held by the Fund or Segment. The Sub-Adviser further agrees that it will adopt written proxy voting procedures that shall comply with the requirements of the 940 Act and the Investment Advisers Act of 940, as amended ("Advisers Act") ("Proxy Voting Policy"), and that shall be acceptable to the Board. The Sub-Adviser shall also provide its Proxy Voting Policy, and if requested by Context Capital a summary of such Proxy Voting Policy for inclusion in the Trust's registration statement, and will provide Context Capital with any material amendment to the Proxy Voting Policy within a reasonable time after such amendment has taken effect. The Sub-Adviser further agrees that it will provide the Board on or before August st of each year, or more frequently as the Board may reasonably request, with a written report of the proxies voted during the most recent n-month period ending June 30, or such other period as the Board may designate, in a format that shall comply with the 940 Act and that shall be acceptable to the Board.

(d) The Sub-Adviser agrees that upon the request of Context Capital or the Board, Sub-Adviser shall exercise the rights incident to the securities held by the Fund or Segment in the context of a bankruptcy or other reorganization. The Sub-Adviser further agrees that it will keep Context Capital fully informed about any such actions that it intends to take.

(e) The Sub-Adviser agrees that it will place orders with brokers in accordance with best execution policies, taking into account best price as an important factor in this decision, provided that, on behalf of the Fund or Segment, the Sub-Adviser may, in its discretion, use brokers that provide the Sub-Adviser with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund or Segment, and the Sub-Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Sub-Adviser's determination in good faith that such commission is reasonable in terms either of the particular transaction or of the overall responsibility ofthe Sub-Adviser to the Fund or Segment and its other clients and that the total commissions paid by the Fund or Segment will be reasonable in relation to the benefits to the Fund or Segment over the long term. In no instance will portfolio securities be purchased from or sold to Context Capital or the Sub-Adviser, the Trust's principal underwriter, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder. The Sub-Adviser may aggregate sales and purchase orders with respect to the assets of the Fund or Segment with similar orders being made simultaneously for other accounts advised by the Sub-Adviser or its affiliates. Whenever the Sub-Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund or Segment and one or more other accounts advised by the Sub-Adviser, the orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable overtime to each account. Context Capital recognizes that in some cases this procedure may adversely affect the results obtained for the Fund or Segment.

Subject to the Sub-Adviser's obligations to seek best execution, Context Capital agrees that the Sub-Adviser, in its sole discretion, may place transactions on behalf of the Fund or Segment and the Trust with any broker-dealer deemed to be an affiliate (including affiliated FCMs) of the Sub-Adviser (the "Affiliated Broker-Dealers") so long as such transactions are effected in conformity with the requirements (including any applicable exemptions and administrative interpretations set forth in Part II of the Sub-Adviser's Form ADV Registration Statement on file with the Securities and Exchange Commission ("Form ADV")) of Section n(a)(1)(H) of the Securities Exchange Act of 1934 (the "1934 Act"), and in compliance with Rules 17e-1or 1of-3 under the 1940 Act or other applicable rules and the Trust's policies and procedures thereunder. In all such dealings, the Affiliated Broker-Dealers shall be authorized and entitled to retain any commissions, remuneration or profits which may be made in such transactions and shall not be liable to account for the same to Context Capital, the Fund or the Trust. In the event Sub-Adviser becomes affiliated (as deemed under the federal securities laws) with a broker-dealer during the term of this Agreement, Sub-Adviser shall obtain the approval of the Trust's Board of Trustees prior to commencement of transactions with such broker-dealer on behalf of the Fund or the Trust.

Context Capital further authorizes the Sub-Adviser and its Affiliated Broker-Dealers to execute agency cross transactions (the "Cross Transactions") on behalf of the Fund and the Trust. Cross Transactions are transactions which may be effected by the Affiliated Broker-Dealers acting for both the Fund or the Trust and the counterparty to the transaction. Cross Transactions enable the Sub-Adviser to purchase or sell a block of securities for the Fund or the Trust at a set price and possibly avoid an unfavorable price movement that may be created through entrance into the market with such purchase or sale order. As such, the Sub-Adviser believes that Cross Transactions can provide meaningful benefits for the Fund and the Trust and its clients generally. Context Capital, the Fund and the Trust should be aware, however, that in a Cross Transaction an Affiliated Broker-Dealer will be receiving commissions from both sides of the trade and, therefore, there is a potentially conflicting division of loyalties and responsibilities. Sub-Adviser shall effect such Cross Transactions in compliance with Rule 206(3)-2 under the Advisers Act, Rule 17a-7 under the 1940 Act, and any other applicable provisions of the federal securities laws and shall provide Context Capital with periodic reports describing such agency cross transactions. Context Capital understands that the authority of the Sub-Adviser to execute agency Cross Transactions for the Fund is terminable at will without penalty, effective upon receipt by the Sub-Adviser of written notice from Context Capital, and that the failure to terminate such authorization will result in its continuation.

(f) The Sub-Adviser shall maintain separate detailed records of all matters pertaining to the Fund or Segment, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the:1940 Act that are prepared or maintained by the Sub-Adviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request. The Sub-Adviser further agrees to preserve for the periods prescribed in Rule 3:1a-2 under the:1940 Act the records required to be maintained under Rule 3:1a-:t under the:1940 Act, and will furnish the Board and Context Capital with such periodic and special reports as the Board or Context Capital may request.

(g) At such times as shall be reasonably requested by the Board or Context Capital, the Sub-Adviser will provide the Board and Context Capital with economic and investment analyses and reports as well as quarterly reports setting forth the performance of the Fund or Segment and make available to the Board and Context Capital any economic, statistical and investment services that the Sub-Adviser normally makes available to its institutional or other customers.

(h) In accordance with procedures adopted by the Board, as amended from time to time, the Sub- Adviser is responsible for assisting the Board and Context Capital in the fair valuation of all portfolio securities in the Fund or Segment and will use its reasonable efforts to arrange for the provision of a price or prices from one or more parties independent of the Sub-Adviser for each portfolio security for which the custodian does not obtain prices in the ordinary course of business from an automated pricing service.

The Sub-Adviser also will provide such information or perform such additional acts as are customarily performed by a Sub-Adviser and may be required for the Trust or Context Capital to comply with their respective obligations under applicable federal securities laws, including, without limitation, the:1940 Act, the Advisers Act, the:1934 Act, the Securities Act, and any rule or regulation thereunder.

3. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Adviser will seek to act in conformity with the Trust's Trust Instrument, By-Laws and Registration Statement, the Trust's policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-:t under the:1940 Act) provided to the Sub-Adviser (together, the "Trust Compliance Procedures") and with the written instructions and written directions of the Board and Context Capital, and will comply with the requirements of the:1940 Act, and the Advisers Act, and the rules under each, the Code, and all other federal and state laws and regulations applicable to the Trust and the Fund. Context Capital agrees to provide to the Sub-Adviser copies of the Trust's Trust Instrument, By-Laws, Registration Statement, Trust's Compliance Procedures, written instructions and directions of the Board and Context Capital, and any amendments or supplements to any of these materials as soon as practicable after such materials become available. Context Capital further agrees to identify to the Sub-Adviser in writing any broker-dealers that are affiliated with Context Capital.

In order to assist Context Capital, Context Capital's CCO ("Adviser CCO") and the Trust to satisfy the requirements contained in Rule 38a-:1 under the:1940 Act, the Sub-Adviser shall provide to the Adviser CCO: (i) direct access to the Sub-Adviser's chief compliance officer and/or other senior compliance personnel, as reasonably requested by the Adviser CCO; (ii) quarterly reports confirming that the Sub-Adviser has complied with the Compliance Procedures in managing the Segment; and (iii) quarterly certifications that there were no Material Compliance Matters (as that term is defined by Rule 38a-:t(e)(2)) that arose under the Compliance Procedures that related to the Sub-Adviser's management of the Segment.

The Sub-Adviser shall promptly provide the Adviser CCO with copies of: (i) the Sub-Adviser's policies and procedures for compliance by the Sub-Adviser with the Federal Securities Laws (together, the "Sub-Adviser Compliance Procedures"), and (ii) any material changes to the Sub-Adviser Compliance Procedures. The Sub-Adviser shall cooperate fully with the Adviser CCO so as to facilitate the Adviser CCO's performance of the Adviser CCO's responsibilities under Rule 38a-:1to review, evaluate and report to the Trust's Chief Compliance Officer and Board on the operation of the Sub-Adviser Compliance Procedures, and shall promptly report to the Adviser CCO any Material Compliance Matter arising under the Sub-Adviser Compliance Procedures involving the Segment. The Sub-Adviser shall provide to the Adviser CCO: (i) quarterly reports confirming the Sub-Adviser's compliance with the Sub-Adviser Compliance Procedures in managing the Segment, and (ii) certifications that there were no Material Compliance Matters involving the Sub-Adviser that arose under the Sub-Adviser Compliance Procedures that affected the Segment. At least annually, the Sub-Adviser shall provide a certification to the Adviser CCO to the effect that the Sub-Adviser has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Adviser with any applicable Federal Securities Laws, subject to such interpretations as may be contained in the Compliance Procedures.

The Sub-Adviser will promptly provide Context Capital with information (including information that is required to be disclosed in the Trust's registration statement) with respect to the portfolio managers responsible for the Fund or Segment and any changes in the portfolio managers responsible for the Fund or Segment.

The Sub-Adviser will promptly notify Context Capital of any pending investigation, material litigation, administrative proceeding or any other significant regulatory inquiry.

The Sub-Adviser will cooperate promptly and fully with Context Capital and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or Context Capital brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the Securities and Exchange Commission ("SEC")).

4. Expenses. During the term of this Agreement, the Sub-Adviser will bear all expenses incurred by it in connection with its services under this Agreement. The Sub-Adviser shall not be responsible for any expenses incurred by the Trust, the Fund or Context Capital, except as otherwise specifically provided herein.

Upon request by Context Capital, Sub-Adviser agrees to reimburse Context Capital or the Trust for costs associated with generating and distributing any Registration Statement (as defined herein) for when the Sub-Adviser is given a copy of a draft of such Registration Statement and fails to promptly disclose to Context Capital facts then known to the Sub-Adviser or its personnel that would require disclosure (or amendments to disclosure) in the Fund's Registration Statement in time for such disclosure or amendments to disclosure to be included in such Registration Statement. The Sub-Adviser shall bear all reasonable expenses of the Trust, if any, arising out of an assignment or change in control of the Sub-Adviser.

5. Compensation.

(a) For the services provided and the expenses assumed by the Sub-Adviser pursuant to this Agreement, Context Capital, not the Fund, will pay to the Sub-Adviser a fee, computed daily and payable monthly, at an annual rate of:J..oo% of the average daily net assets of the Fund or Segment allocated to its management (computed in the manner specified in the Management Agreement), and will provide the Sub-Adviser with a schedule showing the manner in which the fee was computed. If the Sub-Adviser is managing a Segment, its fees will be based on the value of the assets ofthe Fund within the Sub-Adviser's Segment.

(b) The fee shall be accrued daily and payable monthly to the Sub-Adviser on or before the last business day of the next succeeding calendar month.

(c) For those periods in which Context Capital has agreed to waive all or a portion of its management fee, Context Capital may ask the Sub-Adviser to wa ive the same proportion of its fees, but the Sub-Adviser is under no obligation to do so.

(d) If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be pro-rated according to the proportion which such period bears to the full month in that such effectiveness or termination occurs.

6. Limitation of Liability.

(a) The Sub-Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Trust or its shareholders or by Context Capital in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

(b) In no event will the Sub-Adviser have any responsibility for any other portfolio of the Trust, for any portion of the Fund not managed by the Sub-Adviser or for the acts or omissions of any Other Sub-Adviser to the Trust or Fund. In particular, in the event the Sub-Adviser shall manage only a Segment of the Fund, the Sub-Adviser shall have no responsibility for the Fund's being in violation of any applicable law or regulation or investment policy or restriction applicable to the Fund as a whole or for the Fund's failing to qualify as a regulated investment company under the Code, if the securities and other holdings of the Segment of the Fund managed by the Sub-Adviser are such that such Segment would not be in such violation or fail to so qualify if such Segment were deemed a separate series of the Trust or a separate regulated investment company under the Code, unless such violation was due to the Sub-Advisers failure to comply with written guidelines adopted by the Board or Context Capital and provided to the Sub-Adviser.

Nothing in this section shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

7. Representations of Sub-Adviser. The Sub-Adviser represents, warrants and agrees as follows :

(a) The Sub-Adviser (i) is registered as an investment adviser under the Advisers Act and will continue to be so registered for so long as this Agreement remains in effect; (ii) is not prohibited by the 940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will promptly notify Context Capital of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 940 Act or otherwise .

(b) The Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 7j- under the 940 Act and Rule 204A- under the Advisers Act and will provide Context Capital and the Board with a copy of such code of ethics, together with evidence of its adoption. Within fifteen days of the end of the last calendar quarter of each year that this Agreement is in effect, a duly authorized officer of the Sub-Adviser shall cert ify to Context Capital that the Sub-Adviser has complied with the requirements of Rule ?j- during the previous year and that there has been no material violation of the Sub-Adviser's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation. Upon the written request of Context Capital, the Sub-Adviser shall permit Context Capital, its employees or its agents to examine the reports required to be made by the Sub-Adviser pursuant to Rule ?j- (c)( ) and all other records relevant to the Sub-Adviser's code of ethics.

(c) The Sub-Adviser has provided Context Capital with a copy of its Form ADV, as most recently filed with the SEC, and promptly will furnish a copy of all amendments to Context Capital at least annually.

(d) The Sub-Adviser will notify Context Capital of any change of control of the Sub-Adviser, including any change of its general partners or 25% shareholders or 25% limited partners, as applicable, and any changes in the key personnel who are either the portfolio manager(s) of the Fund or senior management of the Sub-Adviser, in each case prior to or as soon after such change as possible.

(e) The Sub-Adviser agrees that neither it nor any of its affiliates, will in any way refer directly or indirectly to its relationship with the Trust, the Fund, Context Capital or any oftheir respective affiliates in offering, marketing or other promotional materials without the express written consent of Context Capital.

(f) The Sub-Adviser hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust's portfolio holdings to any person or entity other than Context Capital, the Trust's custodian, or other persons expressly designated by Context Capital. The Sub-Adviserfurther represents that it implemented policies and procedures to prevent it, its employees and agents from trading on the basis of any material non-public information provided by Context Capital, the Trust, their affiliates or agents.

(g) the Sub-Adviser hereby represents, warrants and agrees that: (1) it is registered with the Commodity Futures Trading Commission (the "CFTC") as a commodity trading advisor and is a member ofthe National Futures Association (the "NFA") if required in light of the nature of its activities, and will continue to be so registered, if required, for so long as this Agreement remains in effect; (2) it will comply with the Commodity Exchange Act (the "CEA") and the rules of the CFTC and the NFA to the extent applicable; and (3) it will provide all information reasonably required by Context Capital to fulfill any disclosure and reporting obligations of Context Capital with respect to the Fund under the CEA and the rules of the CFTC and the NFA.

8. Services Not Exclusive. The services furnished by the Sub-Adviser hereunder are not to be deemed exclusive, and except as the Sub-Adviser may otherwise agree in writing, the Sub-Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Sub-Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

g. Duration and Termination.

(a) This Agreement shall become effective upon the date first above written, provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those trustees ofthe Trust who are not parties to this Agreement or interested persons of any such party ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund's outstanding voting securities, unless Context Capital has authority to enter into this Agreement pursuant to exemptive relief from the SEC without a vote of the Fund's outstanding voting securities.

(b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority ofthe Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on 30 days written notice to the Sub-Adviser. This Agreement may also be terminated, without the payment of any penalty, by Context Capital; (i) upon 120 days written notice to the Sub-Adviser; (ii) upon material breach by the Sub-Adviser of any of the representations, warranties and agreements set forth in Paragraph 7 of this Agreement; or (iii) immediately if, in the reasonable judgment of Context Capital, the Sub-Adviser becomes unable to discharge its duties and obligations under this Agreement, including circumstances such as financial insolvency of the Sub- Adviser or other circumstances that could adversely affect the Fund. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on 120 days written notice to Context Capital. This Agreement will terminate automatically in the event of its assignment or upon termination of the Investment Advisory Agreement, as it relates to this Fund.

10. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought. To the extent required by applicable law, no amendment of this Agreement shall be effective until approved (i) by a vote of a majority of the Independent Trustees, and (ii) if the terms of this Agreement shall have changed, by a vote of a majority of the Fund's outstanding voting securities (except in the case of (ii), pursuant to the terms and conditions of the SEC order permitting it to modify the Agreement without such vote).

11. Governing Law. This Agreement shall be construed in accordance with the 1940 Act and the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

12. Confidentiality. The Sub-Adviser will treat as proprietary and confidential any information obtained in connection with its duties hereunder, including all records and information pertaining to the Fund and its prior, present or potential shareholders. The Sub-Adviser will not use such information for any purpose other than the performance of its responsibilities and duties hereunder. Such information may not be disclosed except after prior notification to and approval in writing by the Fund or if such disclosure is expressly required or requested by applicable federal or state or other regulatory authorities.

13. Use of Name.

(a) It is understood that the name Context Capital or any derivative thereof or logo associated with that name, is the valuable property of Context Capital and/or its affiliates, and that Sub-Adviser has the right to use such name (or derivative or logo) only with the approval of Context Capital and only so long as Context Capital is Manager to the Trust and/or the Fund.

(b) It is understood that the name Kellner Private Fund Management, LP or any derivative thereof or logo associated with that name, is the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Fund have the right to use such names (or derivative or logo) in offering materials of the Trust with the approval of the Sub-Adviser and for so long as the Sub-Adviser is a Sub-Adviser to the Fund. Upon termination of this Agreement, the Trust shall forthwith cease to use such names (or derivatives or logo).

14. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision ofthis Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms majority of the outstanding voting securities, affiliated person, interested person, assignment, broker, investment adviser, net assets, sale, sell and security shall have the same meanings as such terms have in the:1.940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order. This Agreement may be signed in counterpart.

:1.5. Notices. Any notice herein required is to be in writing and is deemed to have been given to the Sub-Adviser or Context Capital upon receipt of the same at their respective addresses set forth below. All written notices required or permitted to be given under this Agreement will be delivered by personal service, by postage mail return receipt requested or by facsimile machine or a similar means of same delivery which provides evidence of receipt (with a confirming copy by mail as set forth herein). All notices provided to Context Capital will be sent to the attention of: Jason Myers, 23 Bradford Street, West Concord, MA 0:1.742 (jmyers@contextca.com; 978-34:1.-462g). All notices provided to the Sub-Adviser will be sent to the attention of: Glen M. Friedman, goo Third Avenue- Suite:1.40:1., New York, NY:1.0022 (gfriedman@kellnercap.com; 2:1.2-350 -0262).

In witness whereof, the parties hereto have caused this instrument to be executed by their duly authorized signatories as of the date and year first above written.

Context Capital Advisers, LLC 401 City Avenue Suite 815 Bala Cynwyd, PA 19004

Attest: By: /s/ Andrew Dudley___________________ Name: Andrew Dudley Title: Sr. Portfolio Manager	By: /s/ Jason Myers Name: Jason Myers Title: Principal & Portfolio Manager

Kellner Private Fund Management LP goo Third Avenue, Suite 401 New York, NY 10022

Attest: By: /s/ Christopher Pultz Name: Christopher Pultz Title: Partner	Attest: By: /s/ Glen Friedman Name: Glen Friedman Title: CFO

ANNEXA

The Sub-Adviser will ensure that at all times, leverage, as used for purposes of Section 18 of the Investment Company Act of 1940, as amended and guidance issued by the Securities and Exchange Commission thereunder, will not exceed 30% of the net asset value of the Segment. This limitation on leverage may be changed, waived or terminated solely at the discretion of Context Capital by an instrument in writing signed by Context Capital.